Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Agreement is made and entered into on November 14, 2008, by and among CORE SYSTEMS INCORPORATED, a California corporation ("Buyer"); C ACQUISITION CORP., a Delaware corporation ("Seller"); and IMPLANT SCIENCES CORPORATION, a Massachusetts corporation ("Shareholder"). Seller and Shareholder are referred to collectively as "Selling Parties".

RECITALS:

A.           Seller owns and operates an ion implant services and equipment refurbishment business (the "Business") at premises located at 1050 Kifer Road, Sunnyvale, California (the "Premises").
B.           Buyer desires to purchase substantially all of the assets of the Business from Seller upon the terms and conditions set forth in this Agreement.
C.           Buyer and Seller desire that the purchase and sale of such assets shall be on an “as is, where is” basis, except for the representations and covenants set forth in this Agreement.
D.           Shareholder owns all of the issued and outstanding capital stock of Seller, and agrees to join in certain of the representations and covenants of this Agreement.
NOW, THEREFORE, in consideration for the mutual covenants set forth in this Agreement, the nature and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF BUSINESS ASSETS

1.1           Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer, and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, the following tangible and intangible assets and properties of the Business as of the Closing Date (the “Assets”):
i)           All equipment, machinery, signage, tools, furniture, fixtures and other tangible personal property of Seller located at the Premises or elsewhere that are used in conducting the Business ("Tangible Property"), including, without limitation, those specific items set forth on the attached Exhibit A.
b.           All accounts receivable of the Business as reflected in Seller's books of account on the Closing Date (“Receivables”).
c.           Seller's leasehold interest in the Premises under the lease agreement with Sunnyvale Industrials (the "Lease"), including all security deposits that relate thereto.
d.           The useable and saleable inventory of the Business located at the Premises ("Inventory").
e.           All contract rights, trade secrets, source codes, software programs, software security keys, diskettes, CD's and other manuals and promotional materials, customer lists, licenses and permits, trade names and/or service marks (including the name "Core Systems") goodwill and other intangible assets associated with the Business

("Intangible Property"), including, without limitation, those specific items set forth on the attached Exhibit B.
f.           All material books, records, contracts, insurance policies, documents, and electronically stored information that is material and specifically relates to the conduct of the Business ("Books and Records").
1.2           The Assets do not include, and Seller shall be entitled to retain (i) all cash and cash equivalents, (ii) the corporate books and records of Seller, and (iii) the other assets of Seller, if any, identified on Exhibit C.
1.3           Buyer shall pay to Seller as consideration for the Assets (the "Purchase Price") and the restriction on competition contained in section 7.6 below, the sum of three million dollars ($3,000,000), payable as follows:
           a.           $250,000 (the “Signing Payment”), receipt of which is hereby acknowledged;
b.	$1,250,000 at the Closing (as defined in Section 6.1 (the “Closing Payment”); and
           c.           Buyer's promissory note in the principal amount of one million five hundred thousand dollars ($1,500,000) in the form and upon the terms and conditions of the promissory note attached as Exhibit D (the "Note"), which shall be secured by all of the assets of the Buyer (including the Assets) upon the terms and conditions set forth in the form of security agreement attached as Exhibit E.

1.4           The Purchase Price shall be allocated among the Assets as set forth below, and Buyer and Seller agree to use this allocation for all federal and state income tax reporting purposes:

Assets	Amount
Tangible Property	$800,000
Inventory	$700,000
Intangible Property	$1,000,000
Restriction on Competition	$500,000

1.5           Any sales or use tax imposed or arising with respect to sale of the Assets shall be borne and paid by Buyer. One-half of the amount of any such sales or use tax actually paid by Buyer shall be credited as a prepayment of the Note by Buyer.

ARTICLE II

OBLIGATIONS AND LIABILITIES

Buyer agrees to assume and pay (a) the trade payables and other payables and obligations of Seller listed on the attached Exhibit F, (b) all other trade payables and other payables and obligations of the Business which (i) arose after the date of this Agreement consistent with the past practices of the Business, (ii) are similar in nature to the trade payables and other payables and obligations listed on Exhibit F, and (iii) are reflected in Seller's books of account on the Closing Date, and (c) the obligations of tenant under the Lease that arise and accrue after the Closing Date (collectively, the "Assumed Obligations").

Except for the Assumed Obligations, Buyer does not assume and shall not be liable for any obligations or liabilities of Seller of any kind or nature whatsoever, whether known or unknown, accrued, absolute, contingent, or otherwise, whether arising prior to or after the Closing and including, without limitation, any tax liabilities, pension or other employee benefit plan obligations.

ARTICLE III

                    REPRESENTATIONS AND WARRANTIES

3.1           The representations and warranties in this Section 3.1 are made: (a) if designated with initials “IMX/WW,” jointly and severally by the Selling Parties and Walt Wriggins (Seller’s General Manager, hereafter identified as "Wriggins"); (b) if designated with the initials “IMX,” jointly and severally by the Selling Parties but not by Wriggins; or (c) if designated with the initials “WW,” by Wriggins, but not by the Selling Parties.  Subject to the foregoing limitation, the Selling Parties and/or Wriggins, as the case may be, represent and warrant to Buyer that now, and as of the Closing Date:
a.           [IMX]  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all necessary power, authority and capacity to enter into this Agreement and carry out its obligations. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and no other approval or consent of any person is necessary in connection with it. The Agreement constitutes the valid and binding obligation of Seller.

b.           [IMX]  Shareholder is a corporation duly organized, validly existing, and in good standing under the laws of the State of Massachusetts, and has all necessary power, authority and capacity to enter into this Agreement and carry out its obligations. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and no other approval or consent of any person is necessary in connection with it. The Agreement constitutes the valid and binding obligation of Shareholder. Shareholder is the sole owner, beneficially and of record, of all the issued and outstanding capital stock of Seller.
                      c.           [IMX/WW]  Except as set forth in Schedule 3.1(c), the financial statements of Seller, dated as of August 31, 2008 ("Financial Statements") and attached as Exhibit G are true, correct and complete in all material respects; fairly present the financial condition of Seller and its results of operations for the periods indicated; and were prepared in accordance with generally accepted accounting principles, except for the absence of footnotes and for normal year-end adjustments. Since the date of the Financial Statements there have been no actions, transactions, payments, events or other occurrences having or reasonably expected to have a material adverse effect on Seller or its financial condition as reflected in the Financial Statements.
                      d.           [IMX/WW]  Except as set forth in Schedule 3.1(d), Seller has paid and/or withheld all federal, state and local taxes (including, without limitation, payroll taxes), assessments and penalties due and payable with respect to the Business and has filed all applicable federal, state and local income, sales, property, payroll, and other tax returns or reports. There are no pending audits and no present disputes as to taxes payable by Seller.
                      e.           [IMX/WW]  Except as reflected in the Financial Statements or incurred in the ordinary and usual course of its business, Seller has no outstanding liabilities or obligations, whether accrued, absolute, contingent or otherwise.
                      f.           [IMX]  At the Closing, Seller will have and will convey to Buyer good and marketable title to all of the Assets which will be free and clear of any liens, security interests, claims, and encumbrances, and will not be subject to any lease, security agreement, conditional sales contract, or other title retention or security arrangement. Seller will convey and deliver the Tangible Property to Buyer on an “as is, where is” basis on the Closing Date, and the Selling Parties disclaim any representation or warranty, express or implied, about the condition physical condition of any of the Tangible Property.
                      g.           To the knowledge of IMX/WW, Seller is in full compliance with, and is not in violation of, any applicable federal, state, or local statute, law, or regulation relating to the operation of the Business, including, without limitation, laws and regulations regarding environmental protection and hazardous materials, and occupational safety and health.
                      h.           [IMX/WW]  Except for the litigation between Evans Analytical Group, LLC, Shareholder and certain other parties, pending in the California Superior Court, there is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the knowledge of IMX/WW, threatened, against or affecting Seller or its business, assets, or financial condition. Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.
                      i.           [IMX/WW]  The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Seller or any lease, license, promissory note, conditional sales contract, deed of trust, or other agreement, instrument, or arrangement to which Selling Parties are a party or by which either of them or the property of either of them is bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; or (iv) the creation or imposition any lien, charge, or encumbrance on any of the properties of Seller.
j.           [IMX/WW]  Except for any obligation expressly assumed by Buyer and listed on Exhibit F, Seller is not in default of any obligation to any of its employees with respect to pay, benefits, or otherwise, and Seller will pay (i) the employee payrolls due on November 14, 2008 and November 21, 2008, and (ii) the health insurance arrearage to Kaiser in the amount of $32,281.44, which will paid by Seller at the Closing.
                      k.           [WW]  The Inventory is merchantable and fit for the purpose for which it was procured or manufactured, and no material portion of it is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the Financial Statements.
                      l.           [IMX/WW]  Except as set forth in Schedule 3.1(l), the Receivables are valid receivables subject to no setoffs or counterclaims, are current and are reasonably expected to be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts as set forth in the Financial Statements.
                      m.           [IMX]  All material insurance policies maintained by Seller (including those providing property, casualty, liability and workers compensation coverage) are valid and in full force and effect.
                      n.           [IMX]  Except for the failure to pay rent due for the months of September, October and the portion of November prior to the Closing Date, 2008, which will be paid by Seller simultaneous with the Closing, and for the lack of earthquake insurance, there are no material monetary tenant defaults under the Lease, and all material monetary obligations of tenant thereunder have been performed and discharged.
                      o.           [IMX/WW]  Neither Selling Parties nor Wriggins have any knowledge of any infringement or alleged infringement by others of any of the Intangible Property, and to the knowledge of Selling Parties and Wriggins, Seller has not infringed, and is not now infringing, on any intellectual property belonging to any other person, firm, or corporation.
3.2           Buyer represents and warrants to Seller that now, and as of the Closing Date:
a.           Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has all necessary power, authority and capacity to enter into this Agreement and carry out its obligations. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and no other approval or consent of any person is necessary in connection with it. The Agreement constitutes the valid and binding obligation of Buyer.
b.           There are no pending or, to the knowledge of Buyer, threatened, suits, actions, arbitrations or legal, administrative, or other proceedings against Buyer or adversely affecting Buyer’s ability to enter into and consummate the transactions contemplated by this Agreement.
c.           Buyer is not a party to, bound or affected by or subject to any agreement, instrument, article or bylaw provision, order, or judgment that would be violated or breached, or under which any default would occur, as a result of the execution and delivery of this Agreement or the consummation of its transactions.
d.           The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Buyer or any lease, license, promissory note, conditional sales contract, deed of trust, or other agreement, instrument, or arrangement to which the Buyer is a party or by which Buyer or its property is bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Buyer; or (iv) the creation or imposition any lien, charge, or encumbrance on any of the properties of Buyer.
3.3           All representations and warranties contained in sections 3.1 and 3.2 that are made to the knowledge of the representing party shall, for purposes hereof, mean the actual knowledge of Wriggins, or, in the case of IMX, of Phillip C. Thomas, Glenn D. Bolduc or Diane J. Ryan (Shareholder’s President, Chief Financial Officer and Vice President, Administration, respectively), or, in the case of Buyer, Wriggins or Don Lindsey. Notwithstanding any provision of this Agreement to the contrary, Selling Parties shall not be liable for any breach of the representations in Section 3.1 if such breach results from a misstatement of or failure to disclose facts known solely to Wriggins; nor shall Wriggins be liable for any breach of the representations in Section 3.1 if such breach results from a misstatement of or failure to disclose facts known solely to Selling Parties.

ARTICLE IV

CONDITIONS PRECEDENT

4.1           The obligation of Buyer to complete the purchase of the Assets shall be subject to the satisfaction or compliance with, at or before the Closing, of each of the following conditions precedent, each of which is included for the exclusive benefit of Buyer and may be waived by Buyer in whole or in part:
a.           All of the representations and warranties in Section 3.1 shall be true and correct in all material respects as of the Closing, and Seller shall have performed or complied with all of its obligations and agreements hereunder.
b.           Seller shall have assigned the Lease to Buyer and shall have obtained the consent of the landlord, Sunnyvale Industrials, to that assignment (together, the "Assignment and Consent").

 c.           There shall have been no material adverse change in the Business, properties, financial condition, or results of operations of Seller since the date of this Agreement, and there shall have been no material loss or damage to the Assets that materially affects Seller’s ability to conduct the Business.
d.           Seller shall have terminated the employment of all employees of the Business.
4.2           The obligation of Seller to complete the sale of the Assets shall be subject to the satisfaction or compliance with, at or before the Closing, of each of the following conditions precedent, each of which is included for the exclusive benefit of the Selling Parties and may be waived by the Selling Parties in whole or in part:
a.           All of the representations and warranties set forth in Section 3.2 shall be true and correct in all material respects at the Closing, and Buyer shall have performed or complied with all of its obligations and agreements hereunder.
b.           Buyer shall have offered employment to all employees of Seller involved in the Business, on terms and conditions not less favorable to such employees than their current terms and conditions of employment. Buyer agrees that all such offers of employment shall contain a condition requiring such employees to have entered into a written agreement with Seller (in form and substance satisfactory to Selling Parties) releasing Selling

Parties and their affiliates from any and all liabilities associated with their prior employment with, or termination by, Seller.

ARTICLE V

OBLIGATIONS BEFORE CLOSING

           The parties agree that from the date of this Agreement until the Closing:
5.1           Seller will afford Buyer and its representatives full access during normal business hours to all properties, books, accounts, contracts, and documents relating to Seller’s operation of the Business. Seller will furnish all data and information concerning the Business and the Assets that may reasonably be requested by Buyer.
5.2           Seller will carry on the Business diligently and in substantially the same manner as previously conducted, will use best efforts to preserve its present relationships with suppliers, customers and others, and will not institute unusual methods of operation or engage in transactions that vary materially from the methods used and transactions engaged in on the date of this Agreement.
5.3           At Buyer's expense, Selling Parties will assemble for shipment and deliver to the Premises, as soon as practicable after the Closing Date, any and all Tangible Property and Intangible Property not presently located at the Premises.

ARTICLE VI

CLOSING

           6.1           Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Douglas J. Morgan, Morgan, Franich, Fredkin &

Marsh, 99 Almaden Boulevard, Suite 1000, San Jose, California at 10:00 a.m., on November 21, 2008 or at such other time and place as the parties may agree in writing ("Closing Date").
           6.2           Subject to the terms of this Agreement, at the Closing, Seller will deliver to Buyer, against delivery of the documents and instruments specified in Section 5.3 the following:
                      a.           A bill of sale and appropriate instruments of assignment which assign and transfer to Buyer all of the Assets, together with full possession and control of all Assets.
                      b.           The duly-executed Assignment and Consent.
                      c.           The Books and Records.
           6.3           Subject to the terms of this Agreement, at the Closing, Buyer shall deliver to Seller, against delivery of the documents and instruments referred to in Section 5.2 the following:
                      a.           The Closing Payment, which shall be paid by wire transfer or other form of immediately available funds acceptable to Seller.
                      b.           The Note, duly executed by Buyer.
           c.           The Security Agreement, duly executed by Buyer.
d.           An instrument appropriate to cause Buyer to assume all of the Assumed Obligations, duly executed by Buyer.
6.4            Simultaneous with the Closing, Seller shall pay by wire transfer or other form of immediately available funds:  (i) to Sunnyvale Industrials all rent due under the Lease through the Closing Date; and (ii) to Kaiser, the sum of $32,281.44 for health insurance premiums.
6.5           The parties further agree to perform such acts and execute any and all documents and instruments reasonably required in order to consummate the transactions contemplated by this Agreement.
6.6           Buyer waives compliance by Selling Parties with any applicable "bulk sales laws."
6.7           In the event that either the Closing has not occurred by the Closing Date due to the inability of the Selling Parties to satisfy the closing conditions set forth in Section 4.1 or to make the deliveries required by Section 6.2 by such date, or due to the inability of Buyer to satisfy the closing conditions set forth in Section 4.2 or to make the deliveries required by Section 6.3 by such date, then upon the request of either party, this agreement shall terminate and the Signing Payment shall immediately be returned by Selling Parties to Buyer.
ARTICLE VII

OBLIGATIONS AFTER CLOSING

7.1           Selling Parties, jointly and severally, shall indemnify, defend and hold harmless Buyer, and its shareholders, directors, officers, employees, agents, and representatives, from and against any and all claims, liabilities, losses, damages, costs, or expenses, including reasonable attorneys’ fees, that Buyer (or its shareholders, directors, officers, employees, agents, and representatives) may incur or suffer from any third party unaffiliated with Buyer which arise, result from, or relate to (i) any breach of, or failure by Selling Parties to perform, any of their representations, warranties (excluding representations and warranties made solely by Wriggins), or obligations under this Agreement; or (ii) the acts, omissions or other conduct of Selling Parties, or their employees and agents (other than acts or omissions of  Wriggins done without the knowledge of Selling Parties), occurring or arising prior to the Closing, with respect to the operation of the Business.
Buyer shall give Selling Parties written notice of any claim to indemnification under this Section. Within ten (10) days after receipt of the notice of claim, Selling Parties will either (i) acknowledge in writing its responsibility for all or part of such claim, and pay the portion of the matter as to which responsibility is acknowledged, or (ii) give written notice to Buyer of the intention to dispute or contest all or part of the claim.
Selling Parties shall have the right, at their sole expense, to control the defense of any claim brought by any third party as to which indemnification is sought, with counsel of Selling Parties’ choice, and shall have the right to settle or otherwise protect against the imposition of liability with respect to such claim.
In accordance with the above, Buyer shall have the right to offset any sum for which Buyer is entitled to indemnity from Seller under this section against the unpaid balance due to Seller under the Note.
The aggregate indemnity obligations of the Selling Parties shall not exceed One Hundred Percent (100%) of the aggregate Purchase Price actually paid to the Selling Parties.
7.2           Buyer shall indemnify, defend and hold harmless Selling Parties, and their Shareholder, directors, officers, employees, agents, and representatives from and against any and all claims, liabilities, losses, damages, costs, or expenses, including reasonable attorneys’ fees, that Selling Parties (or their Shareholder, directors, officers, employees, agents, and representatives) may incur or suffer from any third party unaffiliated with Buyer which arise, result from, or relate to (i) any breach of, or failure by Buyer to perform, any of its representations, warranties, or obligations under this Agreement; or (ii) the acts, omissions or other conduct of Buyer, its employees and agents, occurring or arising after the Closing, with respect to the operation of the Business.
Selling Parties shall give Buyer written notice of any claim to indemnification under this Section. Within ten (10) days after receipt of the notice of claim, Buyer will either (i) acknowledge in writing its responsibility for all or part of such claim, and pay the portion of the matter as to which responsibility is acknowledged, or (ii) give written notice to Selling Parties of its intention to dispute or contest all or part of the claim.
           Buyer shall have the right, at its sole expense, to control the defense of any claim brought by any third party as to which indemnification is sought, with counsel of Buyer=s choice, and shall have the right in its sole discretion to settle or otherwise protect against the imposition of liability with respect to such claim.
           The aggregate indemnity obligations of the Buyer shall not exceed One Hundred Percent (100%) of the aggregate Purchase Price actually paid to the Selling Parties.
7.3           The respective agreements, representations. warranties, indemnities and other statements made by or on behalf of each party hereto pursuant to this Agreement shall remain in full force and effect, regardless of any investigation made by or on behalf of any party, and shall survive the Closing for a period of one (1) year from the date of the Closing and no claim with respect to any of such agreements, representations, warranties, indemnities or other statements shall be made or brought thereafter; provided, however, that (i) the foregoing limitations period shall not apply to the representations contained in Sections 3.1 (a, b, c, d, and f) or Section 3.2(a) above; and (ii) any covenant or other agreement contained in this Agreement any portion of the performance of which may or is specified to occur after the Closing shall survive the Closing hereunder indefinitely or for such lesser period of time as may be specified therein.
7.4           Except as with respect to fraud or for remedies that cannot be waived as a matter of law, the remedies set forth in this Article VII will be the sole and exclusive remedies of the parties hereto under this Agreement for breaches of representations, warranties and covenants contained herein. For avoidance of doubt, the foregoing limitations shall not apply with respect to the obligations of the Buyer to pay the Purchase Price pursuant to this Agreement.
7.5           Any party from whom indemnification is sought shall not be required to make any indemnification payment pursuant to this Article VII until such time as the total amount of all losses that have been actually suffered or incurred by the party seeking indemnification has or have otherwise become subject, exceeds Twenty Five Thousand and 00/100 Dollars ($25,000.00). If the total amount of such Losses exceeds Twenty Five Thousand and 00/100 Dollars ($25,000.00), the indemnitees shall be entitled to seek compensation and reimbursement for the entire amount of such Losses, and not merely the portion of such Losses exceeding Twenty Five Thousand and 00/100 Dollars ($25,000.00). The foregoing limitations shall not apply to any obligations of the Buyer to pay the Purchase Price as provided herein.
7.6           For a period of five (5) years following the purchase and sale of Assets under this Agreement, Selling Parties, and each of them, agree that they will not, directly or indirectly, engage in, or have any interest in any person or business entity (whether as a shareholder, partner, member, director, officer, employee, agent, consultant, creditor, or otherwise) that engages in, any activity which activity is substantially the same as or competitive with the Business as it was conducted by Seller immediately prior to the Closing. Seller further agrees not to divulge, communicate, use to the detriment of the Buyer or for the benefit of any other person or entity, any confidential information or trade secrets of Buyer acquired hereunder, including personnel information, secret processes, know how, customer lists, computer files and data bases, or methods of doing business. The parties intend that the covenants contained in this section are severable, and if one or more provisions should be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. The parties agree that a breach of the covenants contained in this section could not reasonably or adequately be compensated in damages in an action at law, and that injunctive relief shall be available in addition to all other remedies now or hereafter existing at law or in equity.
ARTICLE VIII

PROVISIONS OF GENERAL APPLICATION
8.1           Time is of the essence of this Agreement.

8.2           All notices, demands, requests and other communications under this Agreement shall be in writing and shall be deemed properly served when personally served or forty-eight (48) hours after deposit in the United States Mail, registered or certified, return receipt requested, postage prepaid. Notices shall be addressed as follows:

Buyer:                                  Core Systems Incorporated
                                           1150 Kifer Road
                                           Sunnyvale, California 94086
                                           Attention:  Don Lindsey

with a copy (which shall
not constitute notice) to:            Douglas J. Morgan, Esq.
Morgan, Franich, Fredkin & Marsh
99 Almaden Blvd., Suite 1000
San Jose, CA  95113-1606

Seller or Shareholder:                Implant Sciences Corporation
107 Audubon Road
Wakefield, Massachusetts 01880
Attention: President

with a copy (which shall
not constitute notice) to:            Carl F. Barnes
Morse, Barnes-Brown & Pendleton, P.C.
1601 Trapelo Road
Waltham, Massachusetts 02451

8.3           This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be valid unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed a waiver of any other provision.

8.4           If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover attorneys` fees and other costs incurred in that action, in a addition to any other relief to which it may be entitled.
8.5           This Agreement shall be construed in accordance with, and governed by, the laws of the State of California. Any action or proceeding arising under this Agreement brought by the Selling Parties shall be initiated and maintained in the County of Santa Clara, California, and any action or proceeding arising under this Agreement brought by the Buyer shall be initiated and maintained in the County of Middlesex, Massachusetts.
8.7           This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, agents and assigns.
8.8           Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.
8.9           This Agreement may be executed in counterparts which together shall constitute one and the same agreement.
8.10                      This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) by operation of law or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

SELLER:                          C ACQUISITION CORP., a Delaware corporation

                                         By:  /s/ Phillip  C. Thomas

BUYER:                           CORE SYSTEMS INCORPORATED, a California corporation

                                        By: /s/ D. W. Lindsey
                                             /s/ Walt Wriggins

SHAREHOLDER:            IMPLANT SCIENCES CORPORATION, a Massachusetts corporation

                                         By:  /s/ Phillip C. Thomas

CERTIFICATION OF WALT WRIGGINS

I, Walt Wriggins, hereby certify to Buyer, Seller and Shareholder that:

1.	I am Vice President and General Manager of C Acquisition Corp. and

2.	Each of the representations and warranties in Section 3.1 which is identified with the initials "WW" or "IMX/WW" is, to my knowledge, true and correct.

/s/ Walt Wriggins
Walt Wriggins